Exhibit 3.1

LIFE STORAGE, INC.

ARTICLES OF AMENDMENT

Life Storage, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting Section 7.1 in its entirety and adding a new Section 7.1 to read as follows:

Section 7.1 Authorized Capital Stock. The total number of shares of capital stock which the Corporation has authority to issue (the “Shares”) is 210 million (210,000,000) shares, consisting of (i) ten million (10,000,000) shares of preferred stock, par value $.01 per share (“Preferred Shares”) and (ii) two hundred million (200,000,000) shares of common stock, par value $.01 per share (“Common Shares”). The Common Shares and Preferred Shares are collectively referred to herein as the “Equity Shares.” The aggregate par value of all classes of stock the Corporation shall have authority to issue is $2,100,000.

SECOND: The amendment to the Charter as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by the Maryland General Corporation Law (the “MGCL”).

THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 110,000,000 shares of stock, consisting 100,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which 250,000 shares were classified as Series A Junior Participating Cumulative Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”). The aggregate par value of all shares of stock having par value was $1,100,000.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 210,000,000 shares of stock, consisting of 200,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock, of which 250,000 shares were classified as Series A Preferred Stock. The aggregate par value of all shares of stock having par value is $2,100,000.

FIFTH: The information required by Section 2-607(b)(2)(i) of MGCL is not changed by the foregoing amendment of the Charter.

SIXTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 27th day of May, 2021.

ATTEST:		LIFE STORAGE, INC.

By:	/s/Andrew J. Gregoire	By:	/s/Joseph V. Saffire
Name:	Andrew J. Gregoire		Name: Joseph V. Saffire
Title:	Chief Financial Officer		Title: Chief Executive Officer